FOR IMMEDIATE RELEASE              Contact: Guy T. Marcus    Barbara Johnson
July 1, 1997                                VP-Inv. Rel.     Media Rel.
                                            214/978-2691     713/676-8097


                 CONTRACT SIGNED FOR VENEZUELA HEAVY OIL PROJECT

     DALLAS, Texas -- Petrozuata CA., a joint venture company owned by Maraven (49.9%) and Conoco (50.1%), has awarded Contrina a lump-sum engineering, procurement and construction contract worth about US $500 million for the design and construction of extra heavy crude oil processing facilities and related utilities and offsites in the Jose industrial condominium, near Puerto LaCruz, in the eastern State of Anzoategui Venezuela.
     Contrina is a permanent joint venture for the Venezuelan heavy oil upgrade program formed by five world class engineering and construction firms:
Halliburton Company's (NYSE:HAL) Brown & Root subsidiary; Parsons Process Group; Technip, Paris, France; and Proyecta and Dit-Harris, both of Caracas, Venezuela.
     The contract covers the process and utilities engineering, procurement and construction packages of the downstream Venezuela Extra Heavy Oil Project to process the extra heavy crude oil from the Zuata area of the Orinoco Belt.
     The main process units of package 1 are crude desalter, vacuum distillation, delayed coker, gas recovery plant/fuel gas system, naphtha hydrotreater, amine regeneration, sour water stripping and sulfur recovery facilities. Package 2 mainly comprises utilities and offsites including storage and handling facilities.

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Halliburton Company



     The plant is designed to process 120,000 of extra heavy crude oil and will use state-of-the-art technologies.
     "Our integrated team is proud to participate in this pioneering upgrade of the extra heavy crude oil from the Orinoco Belt. We are beginning to work immediately, with plant start-up scheduled for mid-2000," said Halliburton president and chief operating officer Dave Lesar.
     Halliburton Company is one of the world's largest diversified energy services, engineering, maintenance, and construction companies. Founded in 1919, Halliburton provides a broad range of energy services and products, industrial and marine engineering and construction services.

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